EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements of our reports dated February 17, 2017, relating to the consolidated financial statements and financial statement schedules of The Allstate Corporation and subsidiaries, and the effectiveness of The Allstate Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Allstate Corporation for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of the registration statements.

Form S-3 Registration Statement Nos.	Form S-8 Registration Statement Nos.
333-34583	333-04919
333-203757	333-16129
333-40283
333-134242
333-134243
333-144691
333-159343
333-175526
333-175528
333-188821
333-200390

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 17, 2017